EMPLOYMENT AGREEMENT


For and in consideration of the commitments set forth herein, MARC ANDERSON, ("Employee") and AeroCentury Corp. (the "Company") agree as follows:

1.       Position and Duties

         (a) The Company agrees to employ the Employee and Employee agrees to be employed by the Company in the capacity of Chief Operating Officer and Senior Vice President in the event any of the following occur: (1) the Company terminates the Management Agreement currently in effect between the Company and JetFleet Management Corp. ("JMC") (hereinafter "the Management Agreement"); or
(2) there is a "Change in Control" (as defined below) in the Company. Employee's employment with the Company shall begin on the date of the termination of the Management Agreement, or the date that the Change in Control is completed (hereinafter "Effective Date of Employment"). Employee shall be given such duties, responsibilities and authorities as are appropriate to his position. Employee shall have the option, at his sole discretion, to decline employment if
(i) there is a Change in Control or (ii) the termination of the Management Agreement described in clause (1) above is not in connection with the acquisition of JMC by the Company. However, if Employee declines employment following a given Change in Control, he shall not forfeit his employment rights with respect to any subsequent Change in Control.

         "Change in Control" shall mean the occurrence of any of the following events, after the date on which this Agreement is executed:

              (i) Any person or entity other than Employee or Neal D. Crispin is or becomes the beneficial owner, directly or indirectly, of securities of the company representing 25% or more of the combined voting power of the Company's then-outstanding securities other than in connection with the issuance of additional securities by the Company for capital-raising purposes;

              (ii) There occurs a merger or consolidation of the Company with any other corporation or entity, other than 1) a merger or consolidation which would result in the voting securities of the Company's outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 85% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or 2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity acquires more than 85% or more of the combined voting power of the Company's then outstanding securities; or

              (iii) The Company sells or disposes of substantially all or a significant portion of its assets in a series of transactions not recommended by JMC. For purposes of this subsection, a sale of a "significant portion" of the assets of the Company shall mean a sale or other disposition in a single transaction or a series of related transactions of 25% or more of the assets (based on fair market value) of the Company.

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         (b) Initial Term. The Company agrees to continue the Employee's employment, and the Employee agrees to remain in employment with the Company, from the Effective Date of Employment, until the earliest of:

         (1)      December 31, 2005; or

         (2) The date of the Employee's death or when the Employee's employment terminates pursuant to Section 4 below.

2.       Compensation and Expense Reimbursement

         (a) Base Salary. During the term of employment under this Agreement, the Company agrees to pay the Employee as compensation for services a Base Salary at the annual rate of $225,000, or at such higher salary rate that was payable immediately prior to the Effective Date of Employment under Employee's Employment Agreement with JMC ("JMC Agreement"), a copy of which is attached hereto as Exhibit A. Such salary shall be payable in accordance with the standard payroll procedures of the Company.

         (b) Expense Reimbursements. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder.

         (c) Signing Bonus. Upon effectiveness of Employee's employment with the Company under Section 1(a), the Company shall pay Employee a one-time cash bonus of $50,000.


3. Benefits.

During the term of employment under this Agreement, the Employee shall be eligible to participate in the employee benefit plans and executive compensation and fringe benefit programs maintained by the Company, including (without limitation) savings, pension or profit-sharing plans, deferred compensation plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, automobile and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program. The Company shall pay through theterm of this Agreement the annual life insurance premiums insuring ANDERSON'S life to Banner Life Insurance Company (Policies No. 17B020176 and 17B024184) in the approximate amount of $2025.00 and $2,040, respectively.

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4.       Term of Agreement

The Term of this Agreement, and the term of Employee's employment with the Company, shall be the period beginning on the Effective Date of Employment and ending on December 31, 2005, unless terminated earlier as set forth below:

         (a) Termination By The Company for Cause. The Company may terminate Employee's employment at any time, for Cause by giving Employee immediately effective written notice. For all purposes under this Agreement, "Cause" shall mean (1) a willful failure by the Employee to substantially perform the Employee's duties under this Agreement, other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness or impairment, (2) a willful act by the Employee that constitutes gross misconduct and that is materially injurious to the Company, (3) a willful breach by the Employee of a material provision of this Agreement or (4) a material and willful violation of a federal or state law or regulation applicable to the business of the Company that is materially and demonstrably injurious to the Company. No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

However, if such Cause is reasonably curable, the Company shall not terminate the Employee's employment hereunder unless the Company first gives written notice of its intention to terminate and of the grounds for such termination, and the Employee has not, within sixty (60) days following receipt of notice, cured such Cause.

         (b) Termination By The Company for Disability. The Company may terminate the Employee's employment for Disability by giving the Employee thirty
(30) days prior written notice. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time the notice is given, has been unable to perform the Employee's duties under this Agreement for a period of not less than twelve (12) consecutive months as a result of the Employee's incapacity due to physical or mental illness. In the event that the Employee resumes the performance of substantially all of the Employee's duties under this Agreement before the termination of the Employee's employment under this Section becomes effective, the notice of termination shall automatically be deemed to have been revoked.

         (c) Termination By Either Party Without Cause. This Agreement, and the employment relationship, may be terminated by either party without cause upon ninety (90) days written notice to the other. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination neither the Company nor Employee shall have any further obligation to each other by way of compensation or otherwise.

         Absent a termination as set forth above, this Agreement, and Anderson's employment hereunder, shall terminate automatically on December 31, 2005. Any agreement to extend the Term of this Agreement must be set forth in a written instrument signed by the Company and Employee.

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5.       Termination Payments

         (a) Termination prior to June 30, 2004: If the Company terminates Employee's employment prior to June 30, 2004, for any reason other than Cause or Disability, if Employee or his representative executes a Settlement Agreement and General Release in a form satisfactory to the Company, then Employee shall be entitled to receive the following payments and benefits:

                  (1) The Company shall pay to Employee in accordance with standard payroll procedures over a period of 18 months following the termination date, at a rate based on Employee's Annual Base Salary in effect on the date of the employment termination; plus

                  (2) The Company shall provide Employee with a continuation of the health, insurance and medical benefits available to Employee under Paragraph 4 above, for a period of 18 months following the termination date.

         (b) Termination on or after June 30, 2004: If the Company terminates Employee's employment after June 30, 2004, for any reason other than Cause or Disability, if Employee or his representative executes a Settlement Agreement and General Release in a form satisfactory to Company, then Employee shall be entitled to receive the following payments and benefits:

                  (1) The Company shall pay Employee's then applicable Annual Base Salary through December 31, 2005, in accordance with standard payroll procedures; plus

                  (2) The Company shall provide Employee with a continuation of the health, insurance and medical benefits available to Employee under Paragraph 4 above, through December 31, 2005.

         (c) Termination for Cause or Disability or by Employee. In no event shall any termination payments be due and payable under this Section 5 to Employee with respect to any (i) termination of Employee by the Company for Cause or Disability or (ii) termination by Employee of his employment with the Company.

6. Confidentiality Agreement.

As a condition to the effectiveness of this Agreement, Employee agrees to execute a Confidentiality Agreement with the Company with substantially the same terms and conditions as set forth in that certain Employee Confidentiality Agreement, dated on or about February 9, 1994, between JMC, Employee and CMA Consolidated, Inc., a copy of which is attached hereto as Exhibit B.

7.       Arbitration

Any and all claims or controversies between Employee and the Company, including but not limited to (1) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (2) all contract or tort claims of any kind; and (3) any claim based on any federal, state or local law, statute, regulation or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then applicable Employment Dispute Resolution rules of Judicial Arbitration and Mediation Service (JAMS). Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The location of the arbitration shall be San Francisco, California. Unless the parties mutually agree otherwise, the arbitrator shall be selected from a panel provided by the JAMS. The parties expressly incorporate the provisions of California Code of Civil Procedure ss. 1283.05 permitting discovery into this Agreement.

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The Company shall pay the arbitration fee and the fees of the arbitrator. Each party shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

EMPLOYEE AND COMPANY UNDERSTAND AND AGREE THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THE ARBITRATION AGREEMENT.

8.       Severability

In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

9.        Agreement Read and Understood

Employee acknowledges that he has carefully read the terms of this Agreement, that he has had an opportunity to consult with a representative of his own choosing regarding this Agreement, that he understands the terms of this Agreement, and that he is entering this agreement of his own free will.

10.      Complete Agreement, Modification

This Agreement is the complete agreement between the parties on the subjects contained herein and supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral. No provision of this Agreement may be modified except by a written document signed both by the Company and Employee.

11.       Miscellaneous

         (a) Condition to Effectiveness. The effectiveness of this Agreement is subject to and conditioned upon the approval by the Board of Directors of the Company and the specific approval of the "independent" directors of the Company, as may be required under applicable federal and state law, or by the exchange rules applicable to the Company as a corporation listed on the American Stock Exchange or its successor entity.

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         (b) Waiver. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver or any other condition or provision or of the same condition or provision at another time.

         (c) Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California.

         (d) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.


12.      Successors.

(a) Company's Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which the Employee would have been entitled hereunder if the Company had involuntarily terminated the Employee's employment without Cause or Disability, on the date when such succession becomes effective. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that executes and delivers the assumption agreement described in this Subsection (a) or that becomes bound by this Agreement by operation of law.

(b) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (b) shall be void.


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13.      Post-Employment Consulting

In the event the Company deems it desirable to obtain post-employment consulting services from Employee, not less than six months prior to the expiration of this Agreement, Company and Employee shall enter into negotiations for a consulting agreement on terms mutually agreeable to Company and Employee.

Dated: April 24, 2003                       ___________________________
                                                      MARC ANDERSON


Dated: April 24, 2003                       AER0CENTURY CORP.


                                            By:      ___________________________


                                            Its:     ___________________________